Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-191062,

333-191062-01, 333-191062-02

INTERCONTINENTALEXCHANGE GROUP, INC.

October 1, 2013

$600,000,000 2.50% SENIOR NOTES DUE 2018

$800,000,000 4.00% SENIOR NOTES DUE 2023

Issuer:	IntercontinentalExchange Group, Inc.

Guarantors:	IntercontinentalExchange, Inc. and Baseball Merger Sub, LLC

Securities:	2.50% Senior Notes due 2018 (the “2018 Notes”) 4.00% Senior Notes due 2023 (the “2023 Notes”)

Price to Public:	99.911% of face amount for the 2018 Notes; and 99.225% of face amount for the 2023 Notes

Aggregate Principal Amount:	$600,000,000 of the 2018 Notes; and $800,000,000 of the 2023 Notes

Maturity:	October 15, 2018 for the 2018 Notes; and October 15, 2023 for the 2023 Notes

Coupon (Interest Rate):	2.50% for the 2018 Notes; and 4.00% for the 2023 Notes

Yield to Maturity:	2.519% for the 2018 Notes; and 4.095% for the 2023 Notes

Spread to Benchmark Treasury:	T + 110 basis points for the 2018 Notes; and T + 145 basis points for the 2023 Notes

Benchmark Treasury:	1.375% due September 30, 2018 for the 2018 Notes; and 2.50% due August 15, 2023 for the 2023 Notes

Benchmark Treasury Price and Yield:	99-25 1⁄4 / 1.419% for the 2018 Notes; and 98-24 / 2.645% for the 2023 Notes

Interest Payment Dates:

Semi-annually on April 15 and October 15 of each year,

commencing April 15, 2014 for the 2018 Notes; and

Semi-annually on April 15 and October 15 of each year,

commencing April 15, 2014 for the 2023 Notes

Optional Redemption:	Make-whole call at any time at T+ 20 bps for the 2018 Notes; and Make-whole call at any time at T+ 25 bps for the 2023 Notes

Trade Date:	October 1, 2013

Settlement Date:	October 8, 2013 (T+5)

Ratings (Moody’s / S&P):	A3 / A

Net Proceeds to Issuer (Before Offering Expenses)	$1,382,801,000

CUSIP Number:	45866F AB0 for the 2018 Notes; and 45866F AA2 for the 2023 Notes

ISIN Number:	US45866FAB04 for the 2018 Notes; and US45866FAA21 for the 2023 Notes

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BBVA Securities Inc. Deutsche Bank Securities Inc. Fifth Third Securities, Inc. Regions Securities LLC U.S. Bancorp Investments, Inc.

*Note: An explanation of the significance of securities ratings may be obtained from the assigning rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the 2018 Notes and the 2023 Notes should be evaluated independently from similar ratings of other securities. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

We expect that delivery of the notes will be made to investors on or about October 8, 2013, which will be the fifth business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or dg.prospectus_requests@baml.com or Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or cmclientsupport@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.